Exhibit 99.1

Natasha A. Hernday Elected to PDL BioPharma’s Board of Directors

INCLINE VILLAGE, Nev. (June 24, 2019) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) announces that at its 2019 annual meeting of stockholders held June 20, 2019, the Company's stockholders elected Natasha A. Hernday to the Company's Board of Directors.  This appointment increases PDL’s Board membership to nine, including seven independent Directors.  The Company also announced that its stockholders voted to re-elect Harold E. Selick, Ph.D. and Samuel R. Saks, M.D. as Directors, and approved, on an advisory basis, executive officer compensation.

Ms. Hernday brings to PDL approximately 25 years of biotechnology experience and currently serves as Senior Vice President, Corporate Development and a member of the Executive Committee of Seattle Genetics, Inc. (Nasdaq: SGEN).

“Natasha is a seasoned pharmaceutical executive with particular expertise in successfully executing transactions. Her experience with in-licensing, out-licensing and mergers and acquisitions makes her a valuable addition to our Board,” said Dr. Selick, Chairman of PDL’s Board of Directors. “We look forward to calling on her expertise when reviewing strategic transactions that offer attractive growth potential and compelling financial returns for PDL.”

“I’m pleased to join the Board at PDL and to leverage my experience and relationships in advancing the strategy to build a portfolio of actively managed healthcare assets,” said Ms. Hernday. “I believe PDL has the resources and expertise to execute strategic transactions that bring value to shareholders, while improving the lives of patients.”

During her eight years at Seattle Genetics, Ms. Hernday built and is leading the corporate development team with responsibility for sourcing, evaluating and negotiating licensing deals, acquisitions and partnerships, as well as advising on corporate strategy. Prior to Seattle Genetics, she held roles of increasing responsibility at Amgen Inc. for 16 years, including Director, Mergers & Acquisitions and Director, Out-Partnering. Ms. Hernday received a BA in Biology from the University of California Santa Barbara and an MBA from Pepperdine University.

About PDL BioPharma, Inc.

PDL’s mission is to improve the lives of patients and create value for our shareholders and our people by applying our capital and expertise for the successful development and commercialization of innovative therapeutics by our partner companies. We deliver on our mission by entering into strategic transactions involving innovative late clinical-stage or early commercial-stage therapeutics with attractive revenue growth potential.

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Contacts:
PDL BioPharma, Inc.
Peter Garcia, CFO
775-832-8500
Peter.garcia@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com